EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-91238, File No. 33-94878, File No. 33-99728 and File No. 333-37795) of U.S. Xpress Enterprises, Inc. and subsidiaries of our report dated January 29, 2003, with respect to the consolidated financial statements of US Xpress Enterprises, Inc. and subsidiaries included in this Form 10-K for the year ended December 31, 2002.

Our audit also included financial statement Schedule II for the year ended December 31, 2002 of the US Xpress Enterprises, Inc. and subsidiaries listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein. Financial Statement Schedule II for the years ended December 31, 2000 and 2001 listed in Item 15(a) was audited by other auditors who have ceased operations and whose report dated January 29, 2002 expressed an unqualified opinion on the Schedule.

/s/ Ernst & Young LLP

Chattanooga, Tennessee
March 26, 2003